Exhibit 28.A

First Chicago Credit Card Master Trust II

Excess Spread Analysis—July 2003

Series	* 1999-Y
Deal Size	$550MM
Expected Maturity	08/15/2003

Yield	3.32%
Less: Coupon	1.31%
Servicing Fee	0.27%
Net Credit Losses	1.01%
Excess Spread:
July-03	0.73%
June-03	2.76%
May-03	4.38%
Three Month Average Excess Spread	2.62%

Delinquency:
30 to 59 Days	1.11%
60 to 89 Days	0.80%
90+ Days	1.71%
Total	3.62%

Payment Rate	30.09%

*	Results are skewed downward due to the calculation methodology during the accumulation period.